Exhibit 5.3

[MIRANDA & AMADO ABOGADOS LETTERHEAD]

Lima, January 21, 2003

Messrs.
Nextel del Perú S.A.
Transnet del Perú S.R.L.
Los Nardos 1018
Piso 7
San Isidro
Lima-Peru

Ladies and Gentlemen:

     We have acted as Peruvian counsel to Nextel del Perú S.A. (“Nextel Peru”) and Transnet del Perú S.R.L. (“Transnet” and collectively with Nextel del Peru, the “Guarantors”) in connection with the Registration Statement on Form S-1, as amended (File No. 333-102077) (the “Registration Statement”), filed by NII Holdings, Inc., a Delaware corporation (“NII Holdings”), and NII Holdings (Cayman), Ltd., a Cayman Islands corporation (“NII Holdings Cayman”), with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the registration of 11,461,283 shares of Common Stock, $0.001 par value per share, of NII Holdings, $98,219,990 initial principal amount of 13% Senior Secured Discount Notes due 2009 of NII Holdings (Cayman) (the “Notes”) and the guarantees of the obligations of NII Holdings (Cayman) under the Notes by the guarantors, including the Guarantors (collectively the “Guarantees,” and each a “Guarantee”). The notes to be registered were issued pursuant to the Indenture, filed as Exhibit 4.1 to the Registration Statement (the “Indenture”), among NII Holdings (Cayman), the guarantors named therein, including the Guarantors, and the trustee thereunder.

     In rendering the opinions expressed below, we have examined the (i) the Master Equipment Financing Agreement dated November 12, 2002 among NII Holdings (Cayman), Ltd., Nextel del Peru, Teletransportes Integrales, S.A. de C.V., the Lenders named therein, Motorola Credit Corporation as Administrative Agent and Citibank, N.A. as Collateral Agent; (ii) the Second Amended and Restated Equipment Financing Agreement dated November 12, 2002, among Nextel Telecomunicaciones Ltda., Motorola Credit Corporation and certain guarantors listed on the signature page thereto; (iii) Indenture; and (iv) those agreements listed in Annex A hereto (all documents listed in paragraphs (i) through (iv) hereafter referred to collectively as the “Agreements”); as well as originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable. All capitalized terms used but not expressly defined herein shall have the respective meanings given to such terms in the Master Equipment Financing Agreement listed in paragraph (i) hereto.

     In our examination, we have assumed the genuineness of all signatures, stamps and seals, the authenticity of all documents submitted to us as originals, and the completeness and conformity with authentic originals of all documents submitted to us as certified or photostatic or faxed copies. When relevant facts were not independently established, we have relied upon certificates of Peruvian and or foreign governmental officials, as the case may be, and statements of appropriate representatives of the Borrower and upon representations made by the parties in, or pursuant to, the Agreements.

     The opinions set out in this letter relate to only the laws of the Republic of Peru (“Peru”) as in force at the date hereof (the “Applicable Laws”) and we do not express any opinion as to the laws of any other jurisdiction, and such opinions are based upon, to the extent relevant, the following assumptions (except to the extent expressly set forth in the opinions below in respect of any Nextel Peru and Transnet):

(i)	each of the Agreements has been duly authorized, executed and delivered by, and constitute the legal, valid, binding and enforceable obligation of all the parties to each such Agreement;

(ii)	all signatories of the Agreements have been duly authorized;

(iii)	all parties to the Agreements are duly organized and validly existing and have the power and authority (whether organized as corporations, limited liability companies, partnerships or other form) to execute, deliver and perform each such document; and

(iv)	no arrangements exist between the parties to each of the Agreements, which modify or supersede any of the terms of the Agreements.

     Based upon and subject to the foregoing and further subject to the terms and qualifications set forth below, and having considered such questions under the Applicable Laws as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

     (1)  Nextel Peru is a sociedad anónima and Transnet a sociedad commercial de responsabilidad limitada, both duly constituted, validly existing and in good standing under the laws of Peru.

     (2)  All necessary corporate action required to be taken pursuant to Peruvian law by the Guarantors to authorize the issue and giving by the Guarantors of their Guarantees in accordance with the provisions of the Indenture has been taken by or on behalf of the Guarantors, provided that, in order to be fully perfected, the Mortgage, Pledge of Assets (Prenda Industrial) and Pledge of Participations require notarization and registration in the Public Registries, which, as of the date first above written, have been duly notarized and filed with the competent Public Registries, and, to our knowledge, are still in the process of being registered by such competent Public Registries;

     (3)  There are no taxes, duties or other charges payable to or chargeable by the Government of Peru, or any authority or agency thereof in respect of the issue of the Guarantees, except for the withholding of income tax applicable to payments of interests, fees, and any other payments made which are considered to be income obtained from a Peruvian source or of the principal, interest, or commissions payable to the Senior Lenders under any of the Transaction Documents.

     The opinions set forth above are subject in all respects to the following qualifications, limitations, exceptions and assumptions:

(a)	As to enforceability, to the effect of any applicable bankruptcy (including, without limitation, preference and fraudulent conveyance), insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, including, without limitation, any procedure initiated under any laws of general application, including Peruvian Law N° 27809 (Ley General del Sistema Concursal) as may be amended from time to time, provided that, each of the obligations of the Borrower that are secured pursuant to the Security Documents (assuming perfection of the security interests created or purported to be created thereby as first priority perfected security interests), shall rank in priority of payment and in all other respects only junior to the obligations of the Borrower related to labor, social security or pension fund obligations.

(b)	The admissibility in evidence and enforceability before a Peruvian court of any documents executed in a language other than Spanish requires such documents to be (i) officially translated to Spanish by a duly authorized public translator in Peru, and (ii) if executed abroad, their notarization and consularization by the competent Peruvian consular agent in the country of execution, and the legalization of such consular agent’s signature before the Peruvian Ministry of Foreign Affairs (Ministerio de Relaciones Exteriores del Perú).

(c)	As to matters with respect to which our opinion is stated to be “to our knowledge” or words of similar effect, we have not undertaken any independent examination of facts, but have based our opinion in sole reliance upon matters of which the attorneys in our Firm who have devoted time to this matter have actual current knowledge.

(d)	The opinions expressed herein are as of the date hereof only, and we assume no obligation to update or supplement such opinions to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or become effective.

     This opinion is provided to you by us in our capacity as Peruvian counsel to Nextel Peru and Transnet and is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein.

Yours faithfully,

/s/ MIRANDA & AMADO ABOGADOS

MIRANDA & AMADO ABOGADOS

ANNEX A

1.	Fianza (Guarantee) Agreement by and between Nextel del Perú S.A. and Citibank, N.A. Sucursal de Lima (as agent for Motorola Credit Corporation and the Indenture Trustee).

2.	Fianza (Guarantee) Agreement by and between Transnet del Perú S.R.L. and Citibank, N.A. Sucursal de Lima (as agent for Motorola Credit Corporation and the Indenture Trustee).

3.	First Ranking Pledge Agreement Over Assets entered into by and between Nextel del Perú S.A. and Citibank, N.A. Sucursal de Lima (as agent for Motorola Credit Corporation).

4.	Second Ranking Pledge Agreement Over Assets entered into by and between Nextel del Perú S.A. and Citibank, N.A. Sucursal de Lima (as agent for Motorola Credit Corporation and the Indenture Trustee).

5.	First Ranking Mortgage Agreement Over Assets entered into by and between Nextel del Perú S.A. and Citibank, N.A. Sucursal de Lima (as agent for Motorola Credit Corporation).

6.	Second Ranking Mortgage Agreement Over Assets entered into by and between Nextel del Perú S.A. and Citibank, N.A. Sucursal de Lima (as agent for Motorola Credit Corporation and the Indenture Trustee).

7.	Conditional Assignment of Rights by and between Nextel del Perú S.A. and Citibank, N.A. Sucursal de Lima (as agent for Motorola Credit Corporation).

8.	First Ranking Participation Pledge Agreement among Nextel del Perú S.A., Centennial Cayman Corp., Transnet del Perú S.R.L., and Citibank, N.A. Sucursal de Lima (as agent for Motorola Credit Corporation).

9.	Second Ranking Participation Pledge Agreement among Nextel del Perú S.A., Centennial Cayman Corp., Transnet del Perú S.R.L., and Citibank, N.A. Sucursal de Lima (as agent for Motorola Credit Corporation and the Indenture Trustee).

10.	First Ranking Share Pledge Agreement among Centennial Cayman Corp., Nextel International (Peru) L.L.C., NII Holdings (Delaware), Inc., Nextel del Perú S.A., and Citibank, N.A. Sucursal de Lima (as agent for Motorola Credit Corporation).

11.	Second Ranking Share Pledge Agreement among Centennial Cayman Corp., Nextel International (Peru) L.L.C., NII Holdings (Delaware), Inc., Nextel del Perú S.A., and Citibank, N.A. Sucursal de Lima (as agent for Motorola Credit Corporation and the Indenture Trustee).

12.	First Ranking Pledge Agreement over Assets by and between Transnet del Perú S.R.L. and Citibank, N.A. Sucursal de Lima (as agent for Motorola Credit Corporation).

13.	Second Ranking Pledge Agreement over Assets by and between Transnet del Perú S.R.L. and Citibank, N.A. Sucursal de Lima (as agent for Motorola Credit Corporation and the Indenture Trustee).